IFX Corp. Completes $7 Million Funding From UBS Capital Americas, And Secures Additional Funding Of $5 Million Led By UBS Capital Americas

MIAMI, Feb. 26 /PRNewswire-FirstCall/ -- IFX Corporation (Nasdaq: FUTR - news;
                                                                  ----   ----
www.ifxcorp.com) announced today that UBS Capital Americas III, L.P. and UBS
---------------
Capital LLC ("UBS Capital Americas") completed their previously announced agreement to purchase IFX Series C Convertible Preferred Stock. In exchange for $7 million and 1.5 million shares of IFX Common Stock, UBS Capital Americas received approximately 3.9 million Series C preferred shares. Each share of Series C Preferred Stock has a liquidation preference of $3.00 and is initially convertible into one share of IFX common stock. Following this investment, UBS Capital Americas will be entitled to appoint four out of IFX's seven directors, and will have the right to jointly designate a fifth director in conjunction with certain of IFX's other principal shareholders.

In addition to the completion of the Series C round, UBS Capital Americas, International Technology Investments LC ("ITI") and LSC LLC ("LSC") have agreed to invest additional amounts in the Company. LSC is affiliated with Mr. Lee Casty, a current shareholder of IFX, and ITI is affiliated with Michael Shalom, the CEO of IFX. These investors will invest a total of $5 million and surrender IFX stock in exchange for IFX Series D convertible Preferred Stock priced at $1.20 per share and initially convertible into two shares of IFX common stock for each share of Series D preferred stock. Each share of Series D preferred stock will have a liquidation preference of $6.00 and will also participate with the holders of common stock after IFX's preferred holders receive their liquidation preference and accrued dividends, provided that the maximum amount which can be received with respect to the Series D preferred stock after taking into account the participation feature is limited to 3-1/2 times the stated preference. In this transaction, UBS will contribute approximately $3.3 million in cash and surrender

750,000 shares of its Series C preferred stock in exchange for approximately 4.6 million shares of newly issued Series D preferred stock. In addition, ITI and Mr. Casty will each contribute approximately $840,000 in cash and each surrender approximately 340,000 IFX common shares in exchange for the receipt by each of them of approximately 844,000 of newly issued shares of Series D preferred stock. Closing of the Series D preferred stock financing is subject to customary closing conditions.

After the close of this transaction, IFX would have approximately 41.5 million shares of common stock outstanding if all of IFX's convertible preferred stock were converted into common stock.

About IFX Corporation

IFX Corporation ("IFX") (Nasdaq: FUTR - news; www.ifxcorp.com) is a continent-
                                 ----   ----
wide Network Service Provider (NSP). Under the IFX Networks (www.ifxnetworks.com) brand name, IFX provides network connectivity and a broad
 -------------------
range of value-added services to corporate customers in Latin America. Based in Miami, IFX Networks -- a wholly owned subsidiary of IFX, provides full-service, tailored turnkey network access solutions. Its complete Product Services Portfolio features IFX Dedicated Connectivity, IFX Dial-up Services, IFX Co-location, IFX Web Hosting, and Value Added Services (including VPN, IFX Professional Consulting Services, and IFX Managed Network Services), all with 24x7 technical assistance*. Its expansive pan-regional network, advanced technology, and superior quality of service from experienced regional and local management teams in 12 Latin American countries and the United States, make IFX the ideal choice of demanding international and local customers. *Not available in all markets.

About UBS Capital Americas

UBS Capital Americas is an independent private equity investment firm with in excess of $2.5 billion of capital under management. It currently manages UBS Capital Americas II, a $1.0 billion fund dedicated to North America, and UBS Capital Americas III, a $500 million fund dedicated to Latin America. Both funds focus on emerging growth companies in a variety of industries including telecommunications, Internet and technology. UBS Capital Americas is headquartered in New York City, with offices in Buenos Aires, Argentina and Sao Paulo, Brazil.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect IFX's current views with respect to future events and financial performance. Such statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially from those indicated from such forward-looking statements. The potential risk factors include IFX's limited operating history and experience in the Internet network business, IFX's ability to attract significant additional financing and incur operational losses and negative cash flow, and risks associated with international expansion. Additional risk factors are set forth in IFX's reports and documents filed with the Securities and Exchange Commission.

     .  For more information:
     .  IFX Corporation
     .  Marisa Weinstock
     .  Director, Marketing & Public Relations
     .  Tel: (305) 512-1108
     .  Fax: (305) 512-4220
     .  E mail: mweinstock@ifxcorp.com
                ----------------------